Exhibit 99.1
For Immediate Release
Date: September 1, 2010

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer & SVP

Phone:	413-445-3500	413-445-3513

Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Declares Quarterly Cash Dividend of $0.05 per Common Share
PITTSFIELD, MASSACHUSETTS (September 1, 2010): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), announced today that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be paid on or about October 1, 2010, to stockholders of record as of September 20, 2010. Chairman and CEO J. Williar Dunlaevy stated, “We are pleased that the Board of Directors approved this most recent dividend for our shareholders. The Board determines dividends based on its review of earnings, financial condition, capital and other regulatory and financial considerations.”
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 189 people and has nineteen offices throughout Western Massachusetts and Eastern New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ from those contemplated by these statements. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.